Exhibit 99.1

Filed by Horizon Bancorp
Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Horizon Bancorp
Commission File No. 000-10792

Date: August 16, 2017

FOR IMMEDIATE RELEASE

Horizon Bancorp and Lafayette Community Bancorp
Announce Receipt of Regulatory Approvals

Michigan City, IN and Lafayette, IN (August 16, 2017) – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”) and Lafayette Community Bancorp (OTC Pink LFYC, “Lafayette”), jointly announced that the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation have approved the proposed merger of Lafayette Community Bancorp and its wholly-owned subsidiary, Lafayette Community Bank, with and into Horizon’s wholly-owned bank subsidiary, Horizon Bank.  The Federal Reserve Board also granted Horizon’s requested waiver from its application filing requirements.  As a result, the parties may close the merger any time after the U.S. Department of Justice waiting period expires on August 29, 2017.

“We are pleased that our regulators have responded with the required approvals necessary to complete the merger,” said Craig Dwight, Chairman and Chief Executive Officer of Horizon. “We are enthusiastic about this strategic partnership and are excited to provide an expanded branch network and robust product offerings to the Lafayette community.”

Bradley Marley, President and Chief Executive Officer of Lafayette Community Bank stated, “The progress being made by both Lafayette and Horizon’s integration teams has been going very well, and we are pleased that all regulatory approvals have been obtained in such a timely fashion.  Obtaining regulatory approvals is another step closer to our partnership, and we look forward to becoming part of Horizon’s family.”

As previously disclosed, the merger is expected to be completed in the third quarter, subject to approval by the shareholders of Lafayette Community Bancorp, as well as the satisfaction of other customary closing conditions. Lafayette Community Bank will be merged into Horizon Bank, and the combined operations will be continued under the Horizon Bank name.  Lafayette will hold its meeting of shareholders to approve the merger on August 28, 2017, at 10:00 a.m. (local time) at the main office of Lafayette Community Bank, located at 301 South Street, Lafayette, Indiana 47901.

About Horizon Bancorp
Horizon Bancorp is an independent, commercial bank holding company serving northern and central Indiana, southwest and central Michigan, and central Ohio through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About Lafayette Community Bancorp
Lafayette Community Bancorp operates as the bank holding company for Lafayette Community Bank that provides commercial banking services in Tippecanoe County, Indiana. Lafayette Community Bank was founded in 2000 and operates offices throughout Lafayette and West Lafayette, Indiana.  Lafayette Community Bank may be reached online at www.lafayettecommunitybank.com.

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Additional Information
Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger with Lafayette, Horizon has filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Lafayette and a prospectus of Horizon, as well as other relevant documents concerning the proposed transaction.  Horizon and Lafayette have mailed the definitive proxy statement/prospectus to shareholders of Lafayette (which mailings were first made on or about July 27, 2017).  Shareholders are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. A free copy of the proxy statement/prospectus, as well as other filings containing information about Horizon, may be obtained  at the SEC’s website at www.sec.gov. You may also obtain these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.”

The information available through Horizon’s website is not and shall not be deemed part of this document or incorporated by reference into other filings Horizon makes with the SEC.

Horizon and Lafayette and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Lafayette in connection with the proposed merger.  Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 28, 2017, and in the proxy statement for Horizon’s 2017 annual meeting of shareholders, as filed with the SEC on March 17, 2017.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
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Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information:	Lafayette Contact Information:

Craig M. Dwight	Bradley Marley
Chairman and	Chief Executive Officer
Chief Executive Officer	Phone: (765) 742-1523
Phone: (219) 873-2725
Fax: (219) 874-9280

Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280

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